Exhibit 99.1

Double Eagle Petroleum Company

1675 Broadway, Suite 2200 Denver, Colorado, 80202· 1-303-794-8445 · Fax: 1-303-794-8451

Denver, Colorado – FOR IMMEDIATE RELEASE

Date: March 7, 2012

Double Eagle Petroleum Reports 2011 Full Year Results

Denver, Colorado—Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today its financial results for the year ended December 31, 2011. The Company had net income attributable to common stock of $7,964,000, or $0.71 per share for 2011 as compared to $1,780,000, or $0.16 per share, for 2010. The increase in net income for 2011 was attributed to the following:

•	$13,807,000 pre-tax unrealized non-cash gain on the Company’s economic hedges;

•	13% increase in the Company’s realized natural gas price; and

•	2% increase in production volumes.

The Company’s 2010 results included pre-tax proceeds of $3,841,000 received as a litigation settlement related to its Madden Deep Unit.

Clean earnings, a non-GAAP metric, totaled $21,068,000 for the year ended December 31, 2011, or $1.88 per share, as compared to $19,564,000, or $1.76 per share, for 2010. Clean earnings excludes the effects on net income of non-cash charges, including depreciation, depletion and amortization expense, unrealized gains/losses related to the Company’s economic hedges, as well as share-based compensation expense. Clean earnings also excludes the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Please see the table at the end of this release for the reconciliation of clean earnings to GAAP.

The Company’s operating cash flow totaled $24,782,000 for the year ended December 31, 2011, as compared to $25,044,000 for 2010. The 2010 operating cash flow included proceeds of $4,061,000 from the settlement of the Madden Deep Unit litigation. Excluding the impact of this cash settlement in 2010, operating cash flow increased 18% year over year, primarily due to cash generated by our hedging program.

Production and Operations

Total natural gas and oil production increased 2% to 9.3 Bcfe for the year ended December 31, 2011 as compared to 2010. The production increase was driven by higher production volume from the Company’s non-operated Atlantic Rim properties, as the Company benefited from higher working interests in both units for all of the 2011 period as compared to only half of the prior year. The Company completed a purchase of additional working interests in the Sun Dog and Doty Mountain Units in late July 2010. In addition, the operator of the Sun Dog Unit added additional water injection capacity in the first quarter of 2011, which has also resulted in increased production from this field.

At the Catalina Unit, production decreased 9% to 4.9 Bcf, as compared to 2010. Management believes the decrease is primarily the result of the field’s normal production decline. The Company drilled 13 new production wells in the Catalina Unit in 2011. Drilling was completed in the fourth quarter of 2011. All 13 of the new wells were on-line for production at December 31, 2011, however, these made up only a small amount of the total 2011 production volume. The Company expects the wells to be fully producing by March 31, 2012.

Production from the Mesa Units in the Pinedale Anticline increased 7% to 2.0 Bcfe for the year ended December 31, 2011. The operator brought 19 new wells on-line for production in 2011. It is also in the process of drilling 19 additional wells, which are expected to begin producing between April and December of 2012.

Revenue

Production-related revenue increased 21% to $49,987,000 for 2011, as compared to $44,475,000 for 2010. The production-related revenue included gains of $933,000 and $5,316,000 for the years ended December 30, 2011 and 2010, respectively, for the settlement of certain derivative instruments, which are not accounted for as cash flow hedges. Production-related revenue improved year over year due to an increase in the Company’s realized natural gas price and an increase in total production. This was offset by the decline in Catalina Unit production, which also resulted in lower transportation revenue to the Company.

The Company’s realized natural gas price increased to $4.64 per Mcf in 2011 as compared to $4.12 per Mcf for 2010. The realized gas price includes the impact of realized gains/losses on derivative instruments. Excluding the realized gains/losses on hedges, the Company’s average realized natural gas price was $3.49 and $3.53 for the years ended December 31, 2011 and 2010, respectively. The Company has historically entered into forward sales contracts, collars and fixed price swaps to manage the price risk associated with its natural gas production. All of the contracts the Company enters into are at no up-front cost to the Company. The table below summarizes the Company’s current open derivative contracts as of December 31, 2012.

Type of Contract	Remaining Contractual Volume (mcf)	Daily Production (mcf)	Term	Price	Price Index (1)
Fixed Price Swap	1,830,000	5,000	01/12-12/12	$5.10	NYMEX
Fixed Price Swap	3,660,000	10,000	01/12-12/12	$5.05	NYMEX
Fixed Price Swap	2,190,000	6,000	01/13-12/13	$5.16	NYMEX
Costless Collar	2,190,000	6,000	01/13-12/13	$5.00 floor	NYMEX
				$5.35 ceiling

Total	9,870,000

(1)	NYMEX refers to quoted prices on the New York Mercantile Exchange.

Production Costs and Other Expenses

The Company’s 2011 production costs increased 11% to $1.18 per Mcfe as compared to $1.06 per Mcfe a year ago. The increase in production costs was primarily driven by higher production costs from the Sun Dog Unit, partially attributed to the higher working interest the Company held in this unit in 2011, as compared to only half of 2010. The Sun Dog and Doty Mountain units made up a larger percentage of the Company’s total production in 2011 and these fields have historically yielded lower gross margins.

General and administrative expenses totaled $6,107,000 and $5,976,000 for the years ended December 31, 2011 and 2010, respectively. The Company has continued to hold general and administrative expenses flat due to management’s focus on cost control.

Liquidity

The Company maintains a strong balance sheet position with working capital totaling $13,540,000 at December 31, 2011. The Company had $42,000,000 outstanding on its $150 million credit facility ($60 million borrowing base) as of December 31, 2011, with an average interest rate of 3.05%. The Company expects to invest $15 to $20 million in its development and exploration programs in the Atlantic Rim and Pinedale Anticline in 2012.

Please refer to the Company’s Form 10-K, which will be filed with the Securities and Exchange Commission on March 8, 2012, for a more detailed discussion of the Company’s results.

Earnings Conference Call

Double Eagle will host a conference call to discuss results on Thursday, March 8, 2012 at 11:00 a.m. Eastern Standard Time (9 a.m. Mountain Standard). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 541771#.

A replay of this conference call will be available for one week by calling (800) 704-9804 and using pass code * then 541771#.

SUMMARY STATEMENT OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended
	December 31, 2011	December 31, 2010
Revenues
Oil and gas sales	$44,160	$33,610
Transportation revenue	4,894	5,549
Price risk management activities	14,740	11,512
Proceeds from Madden Deep settlement	—	3,841
Other income, net	909	472

Total revenues	64,703	54,984

Expenses
Lease operating expenses	11,047	9,708
Production taxes	4,365	4,563
Pipeline operating expenses	4,114	4,152
Exploration expenses including dry holes	273	163
Impairment and abandonment of equipment and properties	187	1,583

Total Expenses	19,986	20,169

Gross Margin Percentage	69.1%	63.3%
General and administrative	6,107	5,976
Depreciation, depletion and amortization	18,844	18,574
Interest expense, net	1,317	1,538

Pre-tax income	18,449	8,727
Provision for deferred taxes	(6,762)	(3,224)

NET INCOME	11,687	5,503
Preferred stock requirements	(3,723)	(3,723)

NET INCOME (LOSS) attributable to common stock	$7,964	$1,780

Net income (loss) per common share:
Basic	$0.71	$0.16

Diluted	$0.71	$0.16

Weighted average shares outstanding:
Basic	11,191,496	11,123,131

Diluted	11,210,604	11,123,131

SELECTED BALANCE SHEET DATA

(In thousands)

	December 31, 2011	December 31, 2010	% Change
Total assets	$170,594	$152,517	12%
Outstanding balance on credit facility	42,000	32,000	31%
Total stockholders’ equity	56,209	52,705	7%

SELECTED CASH FLOW DATA

(In thousands)

	Year ended
	December 31, 2011	December 31, 2010	% Change
Net cash provided by operating activities	$24,782	$25,044	-1%
Net cash used in investing activities	(23,946)	(21,858)	10%
Net cash provided by financing activities	5,237	(6,263)	184%

SELECTED OPERATIONAL DATA

	Year ended
	December 31, 2011	December 31, 2010	% Change
Total production (Mcfe)	9,343,201	9,159,017	2%
Average price realized per Mcfe	$4.83	$4.25	14%

Use of Non-GAAP Financial Measures

The Company believes that the presentation of “clean earnings” below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges. The measure also excludes the impact of income taxes because the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses clean earnings in its planning and development of target operating models and to enhance its understanding of ongoing operations. Readers should not view clean earnings as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP net income with clean earnings for the years ended December 31, 2011 and 2010, respectively, contained below.

Reconciliation of GAAP Results to Pro Forma Results

(In thousands, except per share data)

	December 31, 2011	December 31, 2010
	Results	Results
Net Income (loss) as reported under US GAAP	$7,964	$1,780

Add back non-cash items:
Provision for income taxes	$6,762	3,181
Depreciation, depletion, amortization and accretion expense	19,018	18,714
Non-cash loss (gain) on price risk management (1)	(13,760)	(6,196)
Share-based compensation expense	1,153	956
Impairments & abandonments	187	1,583
Other non-cash items	(256)	(454)

Clean Earnings	$21,068	$19,565

Less non recurring litigation settlement	$—	$3,841

	$21,068	$15,724

Clean Earnings per Share	$1.88	$1.76
Clean Earnings per Share—less non recurring litigation	$1.88	$1.41

(1)	Non-cash gain on derivatives is comprised of an unrealized loss (gain) from the Company’s mark-to-market derivative instruments (both commodity contracts and interest rate swaps), resulting from recording the instruments at fair value at each period end.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.dble.com